Exhibit 32
Section 1350 Certifications
Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended September 30, 2026 of The Allstate Corporation filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of The Allstate Corporation.
Date: November 4, 2026

/s/ Thomas J. Wilson
Thomas J. Wilson
Chairman of the Board, President and Chief Executive Officer

/s/ Christian M. Lown
Christian M. Lown
Executive Vice President and Chief Financial Officer